    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 1997
                                                          REGISTRATION NO. 333-
===============================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    Form S-3
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                               ------------------

                            AGREE REALTY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)



                 MARYLAND                                38-3148187
     (State or other jurisdiction of                  (I.R.S. Employer
      incorporation or organization)                 Identification No.)

                           31850 NORTHWESTERN HIGHWAY
                        FARMINGTON HILLS, MICHIGAN 48334

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 RICHARD AGREE
                           31850 NORTHWESTERN HIGHWAY
                        FARMINGTON HILLS, MICHIGAN 48334
                                 (810) 737-4190

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                           -------------------------

                                   COPIES TO:
                              DAVID P. LEVIN, ESQ.
                       KRAMER, LEVIN, NAFTALIS & FRANKEL
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 715-9100

                            ------------------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box: [X]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box: [ ]

                            ------------------------

                                          CALCULATION OF REGISTRATION FEE
=======================================================================================================================
Title of Each Class of Securities to be   Amount to be     Proposed Maximum      Proposed Maximum         Amount of
             Registered                    Registered     Offering Price Per    Aggregate Offering    Registration Fee
                                                                Share                 Price
-----------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.0001 per           (1) (2)              (3)                (1) (2)                  N/A
share.................................
-----------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.0001 per        (1) (4)              (3)                (1) (4)                  N/A
share.................................
=======================================================================================================================
Total.................................    $125,000,000            (3)             $125,000,000           $37,879.00
=======================================================================================================================

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this Registration Statement exceed $125,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(2) Subject to footnote (1) above, there is being registered hereunder an indeterminate number of shares of Common Stock, par value $.0001 per share, as may be sold, from time to time, by the Registrant.
(3) The proposed maximum offering price per share will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the shares of its securities registered hereunder.
(4) Subject to footnote (1) above, there is being registered hereunder an indeterminate number of shares of Preferred Stock, par value $.0001 per share, as may be sold, from time to time, by the Registrant.
(5) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o) promulgated under the Securities Act of 1933, as amended.

                            -----------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.



PROSPECTUS

                 SUBJECT TO COMPLETION, DATED FEBRUARY 6, 1997


                            AGREE REALTY CORPORATION

                                  $125,000,000

                                  COMMON STOCK
                                PREFERRED STOCK



    Agree Realty Corporation (the "Company") may from time to time offer and sell (i) shares of its common stock, par value $.0001 per share (the "Common Stock") and (ii) shares of its preferred stock, par value $.0001 per share (the "Preferred Stock" and, together with the Common Stock, the "Offered Securities"), with an aggregate public offering price not to exceed $125,000,000. The Offered Securities may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in a supplement to this Prospectus (the "Prospectus Supplement").

    The terms of the Preferred Stock, including the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, and all other specific terms of the Preferred Stock, including the initial public offering price, will be set forth in the applicable Prospectus Supplement. The specific number of shares of Common Stock and issuance price per share thereof will be set forth in the applicable Prospectus Supplement. In addition, the specific terms of the Prospectus Supplement may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes.

    The applicable Prospectus Supplement will also contain information, where applicable, about certain Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

    The Offered Securities may be offered directly by the Company, through agents designated from time to time by the Company or to or through underwriters or dealers, or through a combination of the foregoing. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such Offered Securities.

    PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS DISCUSSED UNDER THE "RISK FACTORS" SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                 OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                  ------------

               The date of this Prospectus is ____________, 1997.

                             AVAILABLE INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (of which this Prospectus is a part) on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the securities offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at its Regional Offices located at Citicorp Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and Suite 1300, Seven World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a site on the World Wide Web at http://www.sec.gov. that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock is listed on the New York Stock Exchange, Inc. (the "NYSE") and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents filed with the Commission by the Company pursuant to the Exchange Act (File No. 1-12928) are hereby incorporated by reference in this Prospectus.

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "Form 10-K").

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996.

         (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996.

         (e) Description of the Offered Securities contained in the Company's registration statement on Form 8-A filed March 18, 1994.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus.

    Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to Kenneth Howe, Vice President -- Finance, Agree Realty Corporation, 31850 Northwestern Highway, Farmington Hills, Michigan 48334; telephone number (810) 737-4190.

                        -------------------------------

    NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER OR AGENT. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THEIR RESPECTIVE DATES.

                                  THE COMPANY

    The Company is a self-administered, self-managed REIT which owns and manages, through the Operating Partnership (as defined below), retail income-producing properties primarily leased on a long-term basis to major retail companies. The Company, a Maryland corporation with headquarters in Farmington Hills, Michigan, was formed in December 1993 to continue to operate and expand the community shopping center business conducted since 1971 by its predecessor entities, Agree Realty Group and Agree Development Company. The Company currently owns and operates 25 properties (the "Properties," and sometimes collectively referred to as the "Portfolio") located in 11 states, principally in the midwestern United States and Florida. The Properties consist of 13 neighborhood and community shopping centers anchored by major retail tenants and 12 single tenant properties leased to national retail tenants.

    As of December 31, 1996, 98% of the Portfolio was leased and approximately 91% of the Company's base rental income was attributable to national and regional retailers under long-term leases. Such retailers include Kmart Corporation, Borders, Inc., Roundy's Inc., Fashion Bug (Charming Shoppes, Inc.) and Circuit City Stores, Inc.

    Upon completion of its initial public offering in April 1994, the Company succeeded to the ownership of a portfolio of 17 properties, all of which were developed by its predecessor entities. Since the consummation of its initial public offering, the Company has developed six additional single tenant properties and has acquired two single tenant properties, increasing the square footage of gross leasable area in the Portfolio to 2,616,663 square feet as of December 31, 1996. Management believes that the addition of these properties is consistent with its strategy of developing high quality retail properties leased to national and regional retailers.

    In addition to the Portfolio, during 1996, the Company acquired interests, ranging from 8% to 20%, in seven limited liability companies formed for the purpose of acquiring, developing and operating seven single-tenant income-producing properties leased by Borders, Inc. and located in Ann Arbor, Michigan; Boynton Beach, Florida; Tulsa, Oklahoma; Oklahoma City, Oklahoma; Omaha, Nebraska; and Indianapolis, Indiana.

    The Company is operated under the direction of Richard Agree, President and Chairman of the Board of the Company, and Kenneth Howe, the Vice President -- Finance of the Company, along with the other executive officers of the Company. Messrs. Agree and Howe have a combined 35 years experience in the construction, management, leasing and disposition of shopping center properties.

    The Company's executive offices are located at 31850 Northwestern Highway, Farmington Hills, Michigan 48334. The telephone number is (810) 737-4190. The Company was incorporated in Maryland on December 15, 1993 and the duration of its existence is perpetual. Unless the context requires otherwise, as used herein the term "Company" includes Agree Realty Corporation and Agree Limited Partnership (the "Operating Partnership"), of which Agree Realty Corporation is the sole general partner.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company expects to use all or a portion of the net proceeds from the sale of the Offered Securities, first, to discharge all or a portion of the then outstanding principal amount under the $50,000,000 Line of Credit Agreement, dated as of November 14, 1995, by and among the Operating Partnership, the Company, Michigan National Bank, NBD Bank and LaSalle National Bank (the "Credit Agreement"). As of February 5, 1997, approximately $25,000,000 was outstanding under the Credit Agreement, which borrowings were used for the acquisition, construction and development of additional properties. Subject to certain exceptions, the then outstanding principal balance of the borrowings under the Credit Agreement, together with the accrued interest thereon, becomes payable on the maturity date, November 14, 2001. The borrowings under the Credit Agreement bear an adjustable interest rate.

    The Company intends, unless otherwise described in the applicable Prospectus Supplement, to use the remaining net proceeds from the sale of the Offered Securities for general corporate purposes, which may include acquiring additional retail income-producing properties or interests in entities owning or developing such properties as suitable opportunities arise, making improvements to properties, repaying certain then-outstanding secured or unsecured indebtedness and for working capital. Pending use for the foregoing purposes, such proceeds may be invested in short-term, interest-bearing time or demand deposits with financial institutions, cash items or qualified government securities.

                RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                           PREFERRED STOCK DIVIDENDS


     The Company's ratio of earnings to combined fixed charges and preferred stock dividends for the nine months ended September 30, 1996, the year ended December 31, 1995 and the year ended December 31, 1994 (which includes results of operations of the Company's predecessor entities for the period of January 1, 1994 through April 21, 1994) was 1.65x, 1.91x and 1.44x, respectively, and for the years ending December 31, 1993, 1992 and 1991 (which are based on the results of the Company's predecessor entities) was .99x, .93x and .84x, respectively. For the years ending December 31, 1993, 1992 and 1991, respectively, all of which were prior to the Company's initial public offering in April of 1994, the Company's earnings were inadequate to cover fixed charges by $22,654, $635,882 and $1,462,384. The Company had no preferred dividend requirement in any of the foregoing years. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends are the same as the ratio of earnings to fixed charges for such years. Earnings were calculated by adding certain fixed charges (consisting of interest on indebtedness and amortization of finance costs) to the Company's income before extraordinary items.


                           DESCRIPTION OF SECURITIES

    The summary of the terms of the Offered Securities set forth below does not purport to be complete and is subject to, and qualified in its entirety by, references to the Company's articles of incorporation, as they may be amended from time to time (the "Charter"), and bylaws, as they may be amended from time to time (the "Bylaws").

    Under the Company's Charter and Bylaws, the total number of shares of all classes of capital stock that the Company has authority to issue is 20,000,000 shares, par value $.0001 per share, initially consisting of 5,000,000 shares of Common Stock and 2,500,000 shares of excess stock (the "Excess Stock"). At February 1, 1997, 2,678,430 shares of Common Stock were issued and outstanding, all of which are fully paid and nonassessable.

    The Board of Directors is authorized to classify or reclassify any unissued portion of the authorized shares of capital stock to provide for the issuance of shares in other classes or series, including preferred stock in one or more series.

                          DESCRIPTION OF COMMON STOCK

GENERAL

    The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Subject to preferential rights with respect to any outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of Common Stock, together with the holders of Excess Stock, are entitled to share ratably in net assets remaining after payment of liabilities and satisfaction of preferential rights with respect to any outstanding shares of Preferred Stock. The shares of Common Stock are not convertible into any other class or series except into Excess Stock under limited circumstances. See "-- Restrictions on Transfer." Holders of Common Stock do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. The outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of the offering will be, fully paid and nonassessable. The Common Stock is listed on the NYSE.

RESTRICTIONS ON TRANSFER

    For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% of the value of its issued and outstanding Equity Stock (as defined below) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include, except in limited circumstances, certain entities such as qualified private pension plans) during the last half of a taxable year (other than the first year for which an election is made to be taxed as a REIT). The Equity Stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election is made to be taxed as a REIT), and certain percentages of the Company's gross income must be from particular activities (see "Federal Income Tax Considerations -- Taxation of the Company -- Income Tests"). The Charter contains restrictions on the acquisition of shares of Equity Stock essentially for the Company to qualify as a REIT.

    Subject to certain exceptions specified in the Charter, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the value of the Company's outstanding Common Stock and Preferred Stock (collectively, the "Equity Stock" or the "Stock") and 24% for the Agree-Rosenberg Group (as defined in the Charter). The Board of Directors may waive the Ownership Limit if evidence satisfactory to the Board of Directors and the Company's tax counsel is presented that such ownership will not then or in the future jeopardize the Company's status as a REIT. As a condition of such waiver, the Board of Directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving the REIT status of the

Company. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of the Company to attempt to qualify, or to continue to qualify, as a REIT. If shares of Equity Stock in excess of the Ownership Limit, or shares which would cause the REIT to be beneficially owned by less than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the Ownership Limit will be automatically converted into shares of Excess Stock that will be deemed transferred by operation of law to the Company as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions. The shares may be retransferred by the intended transferee to any person who may hold such shares at a price not to exceed the price paid by the intended transferee, at which point the shares will automatically be converted into ordinary Equity Stock. In addition, such shares of Excess Stock held in trust are purchasable by the Company for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date the Company determines to purchase the stock. This period commences on the date of the violative transfer if the intended transferee gives notice to the Company of the transfer, or the date the Board of Directors determines that a violative transfer has occurred if no notice has been provided.

    All certificates representing shares of the Offered Securities will bear a legend referring to the restrictions described above.

    In order for the Company to comply with its record keeping requirements, the Charter requires written statements of actual stock ownership be submitted by certain stockholders to the Company, no later than January 31 of each year as follows: (i) if the Company has 200 or fewer stockholders of record on any dividend record date, it will demand written statements of actual stock ownership from each record holder of 1/2 of 1% or more of the outstanding Equity Stock; (ii) if the Company has between 201 and 1,999 stockholders of record on any dividend record date, it will demand written statements of actual stock ownership from each record holder of 1% or more of the outstanding Equity Stock; (iii) if the Company has more than 1,999 stockholders of record on any dividend record date, it will demand written statements of actual ownership from each record holder of 5% or more of the outstanding Equity Stock. In addition, each stockholder must upon demand disclose to the Company, in writing, such information as the Company may request in order to determine the effect of such stockholder's direct, indirect and constructive ownership of Equity Stock on the Company's status as a REIT or to comply with the requirements of any taxing authority or governmental agency.

    This ownership limitation may have the effect of precluding acquisition of control of the Company by a third party unless the Board of Directors determines that maintenance of REIT status is no longer in the best interests of the Company. No restrictions on transfer will preclude the settlement of transactions entered into through the facilities of the NYSE, provided that certain transactions may be settled by the delivery of Excess Stock.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock is The First National Bank of Boston.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

    Subject to limitations prescribed by Maryland law and the Company's Charter, the Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of the Company, Preferred Stock in such classes or series as the Board of Directors may determine and to establish from time to time the number of shares of Preferred Stock to be included in any such class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as may be fixed by resolution of the Board of Directors. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company.

    As of the date hereof, none of the shares of capital stock has been designated as Preferred Stock. The Preferred Stock will, when issued for lawful consideration therefor, be fully paid and nonassessable and, unless otherwise provided in the applicable Prospectus Supplement, will have no preemptive rights.

TERMS

    The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Charter and the By-Laws and any articles supplementary to the Charter designating terms of a series of Preferred Stock (the "Articles Supplementary").

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including: (i) the title and stated value of such Preferred Stock and the number of shares offered; (ii) the liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate, periods and payment dates or methods of calculation thereof applicable to such Preferred Stock and the date from which dividends on such Preferred Stock shall commence to cumulate, if applicable; (v) the provision for a sinking fund, if any, for such Preferred Stock; (vi) the provision for redemption, if applicable, of such Preferred Stock; (vii) any listing of such Preferred Stock on any securities exchange; (viii) the terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price or rate (or manner of calculation thereof); (ix) any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock; (x) a discussion of Federal income tax considerations applicable to such Preferred Stock; (xi) the relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xii) any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; (xiii) any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and (xiv) the voting rights, if any, of such Preferred Stock.

RANK

    Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock and Excess Stock of the Company and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company.

DIVIDENDS

    Holders of each series of Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record date as shall be fixed by the Board of Directors, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

    Dividends on any series of Preferred Stock may be cumulative or noncumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are noncumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    So long as any series of Preferred Stock shall be outstanding, unless (i) full dividends (including, if such dividends are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as hereinafter defined) and (ii) the mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred stock of such series or any other Preferred Stock of any class or series (other than Junior Stock) shall have occurred or been provided for and sufficient funds shall have been deposited in trust to effect such repurchase or retirement, the Company may not declare any dividends on any Common Stock or any other equity securities of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other equity securities being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund, for, any Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or equity securities of the Company, other than shares of Junior Stock which are neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than shares of Junior Stock.

    Any dividend payment made on a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, a series of Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of equity securities of the Company, the terms of such series of Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    So long as any dividends on shares of any series of Preferred Stock or any other series of Preferred Stock of the Company ranking on a parity as to dividends and distribution of assets with such series of Preferred Stock are in arrears, no shares of any such series of Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

    In the event that fewer than all of the outstanding shares of a series of Preferred Stock are to be redeemed, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption dates (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock, Excess Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holder of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock ranking on parity with the Preferred Stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise by respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least a majority of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (ii) amend, alter or repeal the provisions of the Charter or the Articles Supplementary for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof, provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and provided further that (a) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock or (b) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price or rate (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock of the Company, the events requiring an adjustment of the conversion price and the provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON TRANSFER AND OWNERSHIP

    See "Description of Common Stock -- Restrictions on Transfer" for a discussion of the restrictions on transfer of shares of capital stock necessary for the Company to qualify as a REIT under the Code.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                       FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of material Federal income tax considerations regarding an investment in the Offered Securities is based on current law, is for general information only and is not tax advice. For purposes of this discussion, the "Company" refers only to Agree Realty Corporation. Kramer, Levin, Naftalis & Frankel ("Kramer Levin"), counsel to the Company, has reviewed the following discussion and is of the opinion that it fairly summarizes all Federal income tax considerations that are likely to be material to Company stockholders. However, this discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the Federal income tax laws. The discussion in this section is based on existing provisions of the Code, existing and proposed Treasury Regulations, existing court decisions, and existing rulings and other administrative interpretations. There can be no assurance that future Code provisions or other legal authorities will not alter significantly the tax consequences described below. No rulings have been obtained from the Internal Revenue Service (the "IRS") concerning any of the matters discussed in this section. Because the following represents only a summary, it is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OF THE PURCHASE, OWNERSHIP AND SALE OF THE OFFERED SECURITIES AND OF THE COMPANY'S ELECTION TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    General

    The Company has elected to be taxed as a REIT commencing with the taxable year ending December 31, 1994. The Company believes that, commencing with such taxable year, it has been organized and has operated in such a manner as to qualify for taxation as a REIT under the Code and the Company intends to continue to operate in such a manner, but no assurance can be given that it will qualify as a REIT in any particular year.

    The REIT requirements, relating to the Federal income tax treatment of REITs and their stockholders, are highly technical and complex. The following discussion sets forth only the material aspects of the Code sections that govern the Federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof, all of which are subject to change, which may apply retroactively.

    Opinion of Counsel

    Kramer Levin will deliver its opinion that, commencing with the Company's taxable year ending December 31, 1994, and assuming that the actions described in this discussion of "Federal Income Tax Considerations" are completed in a timely fashion, the Company will be treated as having met the requirements for qualification and taxation as a REIT commencing with its taxable year ending December 31, 1994, and its proposed method of operation and the proposed method of operation of the Operating Partnership will enable it to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that the opinion will be based on various assumptions and will be conditioned upon certain representations made by the Company as to factual matters. Such factual assumptions and representations are set forth below in this discussion of "Federal Income Tax Considerations." In addition, the opinion will be based upon the factual representations of the Company concerning its business and properties, and the business and properties held by or through the Operating Partnership, as set forth in this Prospectus. The opinion will be expressed as of its date, and Kramer Levin has no obligation to advise stockholders of the Company of any subsequent change in the matters stated, represented, or assumed, or any subsequent change in applicable law. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code as discussed below, the results of which will not be reviewed by Kramer Levin. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify." An opinion of counsel is not binding on the IRS, and no assurance can be given that the IRS will not challenge the Company's qualification as a REIT.

    Taxation of the Company

    If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income tax on its net income that is currently distributed to stockholders because the REIT provisions of the Code generally allow a REIT to deduct dividends paid to stockholders. This deduction for dividends paid to stockholders substantially eliminates the Federal "double taxation" (once at the corporate level and once again at the stockholder level) that generally results from investment in a corporation.

    However, the Company will be subject to Federal income tax as follows:
First, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property"

(generally, property acquired by reason of a default in a lease or an indebtedness held by a REIT) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying net income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if the Company acquires any asset from a C corporation (i.e., a corporation generally subject to full corporate-level tax) in a transaction in which the basis of the asset in the Company's hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and the Company recognizes gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by the Company (the "Recognition Period"), then pursuant to guidelines issued by the IRS in IRS Notice 88-19 (the "Built-in Gain Rules"), such gain, to the extent of the excess of (a) the fair market value of such asset as of the beginning of such Recognition Period over (b) the Company's adjusted basis in such asset as of the beginning of such Recognition Period (the "Built-in Gain"), will be subject to tax at the highest regular corporate rate. The results described above with respect to the recognition of Built-in Gain assume that the Company will make an election pursuant to the Built-in Gain Rules or applicable future administrative rules or Treasury Regulations. The Company has not acquired, and does not expect to acquire, an interest in any asset subject to the Built-in Gain Rules.

    Requirements for Qualification

    To qualify as a REIT, the Company must elect to be so treated and must meet the requirements, discussed below, relating to the Company's organization, sources of income, nature of assets, and distributions of income to stockholders. The Company has made the necessary election.

    The Code defines a REIT as a corporation, trust or association (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for sections 856 through 859 the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is, at any time during the last half of each taxable year, owned, directly or indirectly through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities); and (7) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply to the first taxable year for which an election is made to be taxed as a REIT. The Company satisfies the requirements set forth in (1) through (6) above. In addition, the Charter currently includes certain restrictions regarding transfer of the Equity Stock that are intended to assist the Company in continuing to satisfy the share ownership requirements described in (5) and (6) above. See "Description of Common Stock -- Restrictions on Transfer."

    To monitor the Company's compliance with the share ownership requirements, the Company is required to maintain records regarding the actual ownership of its shares. To do so, the Company must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A list of those persons failing or refusing to comply with this demand must be maintained as part of the Company's records. A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

    In addition, a corporation may not elect to be taxed as a REIT unless its taxable year is the calendar year. The Company has a calendar year taxable year.

    In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of section 856 of the Code, including satisfying the gross income tests and the asset tests described below. Thus, the Company's proportionate share of the assets, liabilities and items of income of the Operating Partnership (and any other partnership in which the Company invests) will be treated as assets, liabilities and items of income of the Company for purposes of applying the requirements described herein, provided that the Operating Partnership (and any such other partnership) is treated as a partnership for Federal income tax purposes. See "-- Tax Aspects of the Operating Partnership -- Classification as a Partnership."

    Income Tests

    In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from "qualified temporary investment income" (described below). Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year. In applying these tests, the Company will be treated as realizing its share of the income and bearing its share of the loss of the Operating Partnership (and any other partnership in which the Company invests), and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent for the taxable year attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent for the taxable year received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor who is adequately compensated and from whom the REIT does not derive any income; provided, however, that the Company may directly perform certain customary services in connection with the rental of property (e.g., furnishing water, heat, light and air conditioning, and cleaning windows, public entrances and lobbies) other than services which are considered rendered to the occupant of the property (e.g., renting parking spaces on a reserved basis to tenants). The Company does not and will not charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage or percentages of receipts or sales, as described above) and the Company does not and will not rent any property to a Related Party Tenant. The Company directly and through independent contractors, performs services under certain of its leases, all of which the Company believes are customary services. The Company will hire independent contractors from whom it derives no revenue to perform any non-customary services.

    The Company expects that substantially all of its gross income will qualify as "rents from real property." The Company provides management and development services to certain properties outside the Portfolio for which it receives a fee and may also realize gains from the sale of parcels of land adjacent to the Properties; however, the Company anticipates that such fees and gains have constituted and will continue to constitute less than 5% of the Company's gross income.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales. The Company does not, and does not intend to, charge interest that will depend, in whole or in part, on the income or profits of any person.

    To the extent the Operating Partnership does not immediately use the proceeds from the sale of the Offered Securities, these funds will be invested in interest-bearing accounts and short-term, interest-bearing securities. The interest income earned on these funds is expected to be includible under the 75% test as "qualified temporary investment income" (which includes income earned on stock or debt instruments acquired with the proceeds of a stock offering, not including amounts received under a dividend reinvestment plan). Qualified temporary investment income treatment only applies during the one year period beginning on the date the Company receives the new capital.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the nature and amount of its gross income to its return and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. As discussed above in "-- Taxation of the Company," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision applies to provide relief if the 30% income test is failed, and in such case, the Company would cease to qualify as a REIT. See "--Failure to Qualify."

    Asset Tests

    The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets (including (i) its allocable share of real estate assets held by partnerships in which the Company owns an interest or held by "qualified REIT subsidiaries" of the Company and (ii) stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company), cash, cash items and government securities. Second, not more than 25% of the value of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets and the Company may not own more than 10% of any one issuer's outstanding voting securities (excluding securities of a qualified REIT subsidiary or another REIT).

    The Company believes it has complied and anticipates that it will continue to comply with these asset tests. The Company is deemed to hold directly its proportionate share of all real estate and other assets of the Operating Partnership (and other partnerships in which the Company holds an interest). As a result, the Company believes that more than 75% of its assets are and will continue to be real estate assets. In addition, the Company does not, and does not plan to, hold any securities representing more than 10% of any one issuer's voting securities (other than securities of a qualified REIT subsidiary or another REIT), or securities of any one issuer exceeding 5% of the value of the Company's gross assets (determined in accordance with generally accepted accounting principles). As previously discussed, the Company is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the Company's partnership interest in the Operating Partnership itself (or in other partnerships in which the Company holds an interest) is not a security for purposes of the asset test.

    After initially meeting the asset tests at the close of any quarter, the Company will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take such other action within 30 days after the close of any quarter as may be required to cure any noncompliance. However, there can be no assurance that such other action will always be successful.

    Annual Distribution Requirements

    The Company, in order to be treated as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus (B) the sum of certain items of noncash income. In addition, during the Company's Recognition Period, if the Company disposes of any asset subject to the Built-in Gain Rules, the Company will be required, pursuant to guidelines issued by the IRS, to distribute at least 95% of the after-tax Built-in Gain realized during the Recognition Period. Such distributions must be made in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95% (but less than 100%) of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed portion at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a four percent excise tax on the excess of such required distribution over the amounts actually distributed. The Company believes that it has made, and intends to make, timely distributions sufficient to satisfy these annual distribution requirements.

    The Company's REIT taxable income has been, and is expected to continue for five to seven years to be, less than its cash flow, due to the allowance of depreciation and other noncash charges in computing taxable income. Accordingly, the Company anticipates that during this period it will generally have sufficient cash or liquid assets to enable it to satisfy the 95% distribution requirement. It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such situation occurs, in order to meet the 95% distribution requirement, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowing or to pay dividends in the form of taxable stock dividends. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." If the amount of nondeductible expenses exceeds noncash deductions, the Company may refinance its indebtedness to reduce principal payments and borrow funds for capital expenditures.

    Under certain circumstances, the Company may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

    As used herein, the term "Domestic Stockholder" means a holder of shares of Stock that (for United States Federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, a partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof or (iii) is an estate or trust the income of which is subject to United States Federal income taxation regardless of its source. For any taxable year for which the Company qualifies for taxation as a REIT, amounts distributed to taxable Domestic Stockholders will be taxed as follows.

    Distributions Generally

    Distributions to Domestic Stockholders, other than capital gain dividends discussed below, will be taxable as ordinary income to such holders up to the amount of the Company's current or accumulated earnings and profits. Such distributions are not eligible for the dividends received deduction for corporations. To the extent that the Company makes distributions in excess of its current or accumulated earnings and profits, such distributions will first be treated as a tax-free return of capital, reducing the tax basis in the Domestic Stockholders' shares of Stock, and distributions in excess of the Domestic Stockholders' tax basis in their respective shares of Stock are taxable as gain realized from the sale of such shares. Dividends declared by the Company in October, November, or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include on their own income tax returns any tax losses of the Company. Future regulations may require stockholders to take into account, for purposes of computing their individual alternative minimum tax liability, certain tax preference items of the Company.

    As a result of certain rules relating to the determination of the Company's earnings and profits, stockholders may be required to treat certain distributions that would otherwise result in a tax-free return of capital as taxable dividends. Moreover, any "deficiency dividends" will be treated as a "dividend" (an ordinary dividend or a capital gain dividend, as the case may be), regardless of the Company's earnings and profits.

    Capital Gain Dividends

    Dividends to Domestic Stockholders that are properly designated by the Company as capital gain dividends will be treated as long-term gain (to the extent they do not exceed the Company's actual net capital gain) for the taxable year without regard to the period for which the stockholder has held its stock. Corporate stockholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends received deduction for corporations.

    Passive Activity and Loss; Investment Interest Limitations

    Distributions from the Company and gain from the disposition of the shares of Stock will not ordinarily be treated as passive activity income, and, therefore, Domestic Stockholders generally will not be able to apply any "passive activity losses" against such income. Dividends from the Company (to the extent they do not constitute a return of capital) and gain from the disposition of shares of Stock generally will be treated as investment income for purposes of the investment interest limitation.

    Dispositions of Shares of Stock

    A Domestic Stockholder will recognize gain or loss on the sale or exchange of shares of Stock to the extent of the difference between the amount realized on such sale or exchange and the holder's tax basis in such shares. Such gain or loss generally will constitute capital gain or loss if the holder has held such shares for more than one year. Losses incurred on the sale or exchange of shares of Stock held for six months or less (after applying certain holding period rules), however, will generally be deemed long-term capital loss to the extent of any capital gain dividends received by the Domestic Stockholder with respect to such shares and treated as long-term capital gain.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    In general, a tax-exempt entity that is a stockholder of the Company will not be subject to tax on distributions from the Company or gain realized on the sale of Stock. The IRS has ruled, in Revenue Ruling 66-106, 1966-1 C.B. 151, that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute unrelated business taxable income ("UBTI"). Although rulings are merely interpretations of law by the IRS and may be revoked or modified, based on this analysis, indebtedness incurred by the Company in connection with the acquisition of an investment should not cause any income derived from the investment to be treated as UBTI to a tax-exempt entity, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. A tax-exempt entity that incurs indebtedness to finance its purchase of shares, however, will be subject to UBTI by virtue of the acquisition indebtedness rules.

    In certain circumstances, qualified trusts that hold more than 10% (by value) of the interests in a REIT meeting certain requirements are required to treat a percentage of REIT dividends as UBTI. The rule applies only if (i) the qualification of the REIT depends upon the application of a "look-through" exception to the restriction on REIT stockholdings by five or fewer individuals, including qualified trusts (see "Description of Capital Stock -- Restrictions on Transfer"), and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if one qualified trust owns more than 25% of the value of the REIT or a group of qualified trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT. The qualification of the Company as a REIT has not depended and it is not anticipated that it will depend on the application of the "look-through" exception. The Company has not been and does not expect to be "predominantly held" by qualified trusts.

SPECIAL TAX CONSIDERATIONS FOR FOREIGN STOCKHOLDERS

    The rules governing United States Federal income taxation of non-resident alien individuals, foreign corporations, foreign partnerships, and foreign trusts and estates (collectively, "Non-U.S. Stockholders") are complex, and the following discussion is intended only as a summary of such rules. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of Federal, state, and local income tax laws on an investment in the Company, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

    In general, Non-U.S. Stockholders will be subject to regular United States Federal income tax with respect to their investment in the Company if such investment is "effectively connected" with the Non-U.S. Stockholder's conduct of a trade or business in the United States. A corporate Non-U.S. Stockholder that receives income that is (or is treated as) effectively connected with a United States trade or business may also be subject to the branch profits tax under section 884 of the Code, which is payable in addition to regular United States corporate income tax. The following discussion will apply to Non-U.S. Stockholders whose investment in the Company is not so effectively connected. The Company expects to withhold United States income tax, as described below, on the gross amount of any distributions paid to a

Non-U.S. Stockholder unless the Non-U.S. Stockholder files the appropriate IRS form, claiming that a lower treaty rate applies or that the distribution is "effectively connected" income.

    A distribution by the Company that is not attributable to gain from the sale or exchange by the Company of a United States real property interest and that is not designated by the Company as a capital gain dividend will be treated as an ordinary income dividend to the extent made out of current or accumulated earnings and profits. Generally, an ordinary income dividend will be subject to a United States withholding tax equal to 30% of the gross amount of the distribution unless such tax is reduced or eliminated by an applicable tax treaty. A distribution of cash in excess of the Company's earnings and profits will be treated first as a return of capital that will reduce a Non-U.S. Stockholder's basis in its shares of Stock (but not below zero) and then as gain from the disposition of such shares, the tax treatment of which is described under the rules discussed below with respect to dispositions of shares.

    Distributions by the Company that are attributable to gain from the sale or exchange of a United States real property interest will be taxed to a Non-U.S. Stockholder under the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, such distributions are taxed to a Non-U.S. Stockholder as if such distributions were gains "effectively connected" with a United States trade or business. Accordingly, a Non-U.S. Stockholder will be taxed at the normal capital gain rates applicable to a Domestic Stockholder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of non-resident alien individuals). Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to treaty exemption.

    The Company will be required to withhold from distributions to Non-U.S. Stockholders, and remit to the IRS, (i) 35% of designated capital gain dividends (or, if greater, 35% of the amount of any distributions that could be designated as capital gain dividends) and (ii) 30% of ordinary dividends paid out of earnings and profits. In addition, if the Company designates prior distributions as capital gain dividends, subsequent distributions, up to the amount of such prior distributions, will be treated as capital gain dividends for purposes of withholding. A distribution in excess of the Company's earnings and profits may be subject to 30% dividend withholding if at the time of the distribution it cannot be determined whether the distribution will be in an amount in excess of the Company's current or accumulated earnings and profits. Under recently issued proposed Treasury Regulations, the Company would have the option to either treat the entire distribution as a dividend or to determine the amount of the distribution subject to withholding based on a reasonable estimate of the portion of the distribution that is not a dividend based on expected earnings and profits. Tax treaties may reduce the Company's withholding obligations. If the amount withheld by the Company with respect to a distribution to a Non-U.S. Stockholder exceeds the stockholder's United States tax liability with respect to such distribution (as determined under the rules described in the two preceding paragraphs), the Non-U.S. Stockholder may file for a refund of such excess from the IRS. It should be noted that the 35% withholding tax rate on capital gain dividends currently corresponds to the maximum income tax rate applicable to corporations, but is higher than the 28% maximum rate on capital gains of individuals.

    Unless the shares of Stock constitute a "United States real property interest" within the meaning of FIRPTA, a sale of such shares by a Non-U.S. Stockholder generally will not be subject to United States taxation. The shares of Stock of the Company will not constitute a United States real property interest if the Company is a "domestically controlled REIT." A domestically controlled REIT is a REIT in which at all times during a specified testing period less than 50% in value of its shares is held directly or indirectly by Non-U.S. Stockholders. The Company believes that it is, and expects to continue to be, a domestically controlled REIT, and therefore that the sale of shares in the Company will not be subject to taxation under FIRPTA. However, because the shares of Stock will be publicly traded, no assurance can be given that the Company will continue to be a domestically controlled REIT. Notwithstanding the foregoing, capital gain not subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions apply, in which case the nonresident alien individual will be subject to a 30% tax on such individual's capital gains. If the Company did not constitute a domestically controlled REIT, whether a Non-U.S. Stockholder's sale of shares of Stock would be subject to tax under FIRPTA as a sale of a United States real property interest would depend on whether the shares were "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE on which the shares of Stock are listed) and on the size of the selling stockholder's interest in the Company. If the gain on the sale of the Company's shares were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to the same treatment as a Domestic Stockholder with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresidential alien individuals). In any event, a purchaser of shares of Stock from a Non-U.S. Stockholder will not be required under FIRPTA to withhold on the purchase price if the purchased shares of Stock are "regularly traded" on an established securities market or if the Company is a domestically controlled REIT. Otherwise, under FIRPTA the purchaser of shares of Stock may be required to withhold 10% of the purchase price and remit such amount to the IRS.

TAX ASPECTS OF THE OPERATING PARTNERSHIP

    The following discussion summarizes certain Federal income tax considerations applicable solely to the Company's investment in the Operating Partnership. The discussion does not cover state or local tax laws or any Federal tax laws other than income tax laws.

    Classification as a Partnership

    The Company will be entitled to include in its income its distributive share of the Operating Partnership's income and to deduct its distributive share of the Operating Partnership's losses only if the Operating Partnership is classified, for Federal income tax purposes, (i) as a partnership rather than as an association taxable as a corporation and (ii) not as a "publicly traded partnership." Under recently finalized Treasury Regulations, an entity such as the Company that has more than one owner and was in existence and claimed partnership classification prior to January 1, 1997 (the "Effective Date"), will be classified as a partnership rather than as an association taxable as a corporation for periods beginning on the Effective Date, provided it does not elect to change its classification. In general, the entity's claimed partnership classification will be respected for all periods prior to the Effective Date if it had a reasonable basis for its claimed classification.

    The Operating Partnership has not requested, and does not intend to request, a ruling from the IRS that it will be treated as a partnership for Federal income tax purposes. Instead, Kramer Levin will deliver its opinion that, based on the provisions of the Partnership Agreement, certain factual assumptions and certain representations described in the opinion, the Operating Partnership will, for all taxable years since its inception, be treated as a partnership and not as a corporation or an association taxable as a corporation for Federal income tax purposes and not as a "publicly traded partnership." Unlike a tax ruling, an opinion of counsel is not binding on the IRS or the courts.

    If for any reason the Operating Partnership was taxable as a corporation rather than as a partnership for Federal income tax purposes, the Company would not be able to satisfy the income and asset requirements for status as a REIT. See "-- Taxation of the Company -- Income Tests," and "-- Taxation of the Company -- Asset Tests," above. In addition, any change in the Operating Partnership's status for tax purposes might be treated as a taxable event, in which case the Company might incur a tax liability without any related cash distribution. See "-- Taxation of the Company -- Annual Distribution Requirements," above. Further, items of income and deduction of the Operating Partnership would not pass through to its partners, and its partners would be treated as stockholders for tax purposes. The Operating Partnership would be required to pay income tax at regular corporate tax rates on its net income and distributions to partners would constitute dividends that would not be deductible in computing the Operating Partnership's taxable income.

    Partners, Not the Operating Partnership, Subject to Tax

    A partnership is not a taxable entity for Federal income tax purposes. Rather, the Company will be required to take into account its allocable share of the Operating Partnership's income, gains, losses, deductions and credits for any taxable year of the Operating Partnership ending within or with the taxable year of the Company without regard to whether the Company has received or will receive any cash distributions from the Operating Partnership.

    Operating Partnership Allocations

    The allocation of income, gains, losses and deductions among partners will generally be determined in accordance with the provisions of the Partnership Agreement. However, the allocations provided in the Partnership Agreement will be disregarded for tax purposes under section 704(b) of the Code if they do not comply with the provisions of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    If an allocation is not recognized for Federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of income, gains, losses and deductions are intended to comply with the requirements of section 704(b) of the Code and the Treasury Regulations promulgated thereunder.

    Tax Allocations With Respect to Pre-Contribution Gain

    Pursuant to section 704(c) of the Code, items of income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for Federal income tax purposes in a manner such that the contributor is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value and the adjusted tax basis of the contributed property at the time of contribution (the "Book-Tax Difference"). In general, the fair market value of the Properties contributed to the Operating Partnership was in excess of their adjusted tax bases. The Partnership Agreement requires allocations of income, gains, losses and deductions attributable to each item of contributed property be made in a manner that is consistent with section 704(c) of the Code. As a result, the tax depreciation available with respect to such property will be allocated first to the partners other than the partner that contributed the property, to the extent of, and in proportion to, such other partners' share of book depreciation, and then, if any tax depreciation remains, to the partner that contributed the property. Accordingly, the depreciation deductions allocable to the parties for tax purposes will not correspond to the percentage interests of the partners. While the Company will generally be allocated tax depreciation deductions with respect to the Properties in excess of its percentage interest in the Operating Partnership, its share of tax depreciation may be less than the depreciation deductions that would have been allocated to the Company had the basis of the Properties been equal to their fair market value. Upon the disposition of any item of contributed property, any gain attributable to the excess, if any, at such time of basis for book purposes over basis for tax purposes would be allocated for tax purposes to the contributing partner.

    Basis in Partnership Interests

    The Company's adjusted tax basis in its partnership interest in the Operating Partnership generally will be (i) equal to the amount of cash and the basis of any other property contributed to the Operating Partnership by the Company; (ii) increased by (a) its allocable share of the Operating Partnership's income and (b) its allocable share of indebtedness of the Operating Partnership; and (iii) reduced, but not below zero, by the Company's allocable share of (a) the Operating Partnership's loss and (b) the amount of cash distributed to the Company, the basis of property distributed to the Company and by constructive distributions resulting from a reduction in the Company's share of the indebtedness of the Operating Partnership.

    If the allocation of the Company's distributive share of the Operating Partnership's loss would reduce the adjusted tax basis of the Company's partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce the Company's adjusted tax basis below zero. To the extent that the Operating Partnership's distributions or any decrease in the Company's share of the indebtedness of the Operating Partnership (each such decrease being considered a constructive cash distribution to the partners) would reduce the Company's adjusted tax basis in the Operating Partnership below zero, such distributions (including such constructive distributions) would constitute taxable income to the Company. Such distributions and constructive distributions normally will be characterized as a capital gain, and if the Company's partnership interest in the Operating Partnership has been held for longer than the long-term capital gain holding period (currently one year), such distributions and constructive distributions will constitute long-term capital gain.

    Depreciation Deductions Available to the Partnerships

    The Operating Partnership's assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, the Operating Partnership's depreciation deductions for its real property are based largely on the historic depreciation schedules for the Properties. The real property is being depreciated over a range of 15 to 31.5 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased or developed by the Operating Partnership will be depreciated over at least 39 years.

    Sale of Partnership Property

    Generally, any gain realized by the Operating Partnership on the sale of property held by the Operating Partnership, if the property is held for more than one year, will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, the Company's share as a partner of any gain realized by the Operating Partnership on the sale of any property held by the Operating Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "-- Taxation of the Company," above. Such prohibited transaction income will also have an adverse effect upon the Company's ability to satisfy the income tests for status as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of the Operating Partnership's trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all the properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includible in a property's basis made during the four year period prior to disposition do not exceed 30% of the property's net sales price. The Operating Partnership has held and intends to continue to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the Properties and to make such occasional sales of the Properties, including peripheral land, as are consistent with the Company's and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

 Conversion Rights

    In the event that the Company acquires limited partnership units in the Operating Partnership ("OP Units") from Messrs. Agree, Rosenberg and Weiner by reason of the exercise of conversion rights, the Company will have a basis in the OP Units so acquired equal to the fair market value of the stock it issues, or the amount of cash it pays, in exchange for such OP Units. If the Operating Partnership makes an election under section 754, the portion of the Operating Partnership's basis in its assets with respect to the Company will be adjusted to reflect the price paid for the OP Units. If the Company acquires all the OP Units, the Operating Partnership will terminate and the Company will, as a result, directly own all the Properties directly held by the Operating Partnership, and the basis of those Properties in the hands of the Company would be determined by reference to the Company's basis in its partnership interest in the Operating Partnership.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING TAX

    The Company will report to its Domestic Stockholders and the IRS the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under certain circumstances, Domestic Stockholders may be subject to backup withholding at a rate of 31% with respect to distributions paid. Backup withholding will apply only if the holder (i) fails to furnish its taxpayer identification number ("TIN") (which, for an individual, would be his Social Security number), (ii) furnishes an incorrect TIN, (iii) is notified by the IRS that it has failed properly to report payments of interest and dividends, or
(iv) under certain circumstances, fails to certify, under penalty of perjury, that it has furnished a correct TIN and has not been notified by the IRS that it is subject to backup withholding for failure to report interest and dividend payments. Backup withholding will not apply with respect to payments made to certain exempt recipients, such as corporations and tax-exempt organizations. Domestic Stockholders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining such an exemption. Backup withholding is not an additional tax. Rather, the amount of any backup withholding with respect to a payment to a Domestic Stockholder will be allowed as a credit against such Domestic Stockholder's United States Federal income tax liability and may entitle such Domestic Stockholder to a refund, provided that the required information is furnished to the IRS.

    Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "-- Special Tax Considerations for Foreign Stockholders." Non-U.S. Stockholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

STATE AND LOCAL TAXES

    The Company will, and its stockholders may, be subject to state or local taxation in various state or local jurisdictions, including those in which the Company, its stockholders, or the Operating Partnership transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                             EMPLOYEE BENEFIT PLANS

A PROSPECTIVE INVESTOR THAT IS AN EMPLOYEE BENEFIT PLAN OF ANY SORT, WHETHER OR NOT SUBJECT TO ERISA, IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER APPLICABLE PROVISIONS OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED ("ERISA"), THE CODE, AND STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP, OR SALE OF THE COMMON STOCK BY SUCH PLAN.


                              ERISA CONSIDERATIONS

    The following is a summary of material considerations arising under ERISA and the prohibited transaction provisions of Section 4975 of the Code that may be relevant to prospective investors. This discussion does not purport to deal with all aspects of ERISA or the Code that may be relevant to particular investors in light of their particular circumstances.

    A fiduciary of a pension, profit-sharing, retirement or other employee benefit plan subject to ERISA (a "Plan"), should consider the fiduciary standards under ERISA in the context of the Plan's particular circumstances before authorizing an investment of a portion of such Plan's assets in the Offered Securities. In particular, such fiduciary should consider (i) whether the investment satisfies the diversification requirements of Section 404(a)(1)(c) of ERISA, (ii) whether the investment is in accordance with the documents and instruments governing the Plan as required by Section 404(a)(1)(D) of ERISA (including the Plan's funding policy), (iii) whether the investment is for the exclusive purpose of providing benefits to participants in the Plan and their beneficiaries or defraying reasonable administrative expenses of the Plan, and (iv) whether the investment is prudent under ERISA. In addition to the imposition of general fiduciary standards of investment prudence and diversification, ERISA, and the corresponding provisions of the Code, prohibit a wide range of transactions involving the assets of a Plan or an individual retirement account ("IRA") and persons who have certain specified relationships to the Plan or an IRA ("parties in interest" within the meaning of ERISA, "disqualified persons" within the meaning of the Code). Thus, a fiduciary of a Plan or an IRA considering an investment in the Offered Securities also should consider whether the acquisition or the continued holding of the Offered Securities might constitute or give rise to a direct or indirect prohibited transaction.

    The United States Department of Labor (the "DOL") has issued final regulations (the "Regulations") setting out the standards it will apply in determining what constitutes assets of an employee benefit plan under ERISA. Under the Regulations, if a Plan or an IRA acquires an equity interest in an entity, which interest is neither a "publicly offered security" nor a security issued by an investment company registered under the Investment Company Act of 1940, as amended, the Plan's and IRA's assets would include, for purposes of the fiduciary responsibility provisions of ERISA and the Code, both the equity interest and an undivided interest in each of the entity's underlying assets unless certain specified exceptions apply. The Regulations define a publicly-offered security as security that is "widely held," "freely transferable," and either a part of a class of securities registered under the Exchange Act, or sold pursuant to an effective registration statement under the Securities Act (provided the securities are registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering occurred). The Offered Securities will be sold in an offering registered under the Securities Act and are or will be registered under the Exchange Act.

    The Regulations provide that a security is "widely held" only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another. A security will not fail to be "widely held" because the number of independent investors falls below 100 subsequent to the initial public offering as a result of events beyond the issuer's control.

    The Regulations provide that whether a security is "freely transferable" is a factual question to be determined on the basis of all relevant facts and circumstances. The DOL Regulations further provide that when a security is part of an offering in which the minimum investment is $10,000 or less certain restrictions ordinarily will not, alone or in combination, affect the finding that such securities are freely transferable. The Company believes that the restrictions imposed under the Articles on the transfer of the capital stock are limited to the restrictions on transfer generally permitted under the Regulations and are not likely to result in the failure of the capital stock to be "freely transferable." The Company also believes that certain restrictions that apply to the capital stock held by the Company or which may be derived from contractual arrangements requested by the underwriters in connection with Offered Securities offered pursuant to an underwritten agreement are unlikely to result in the failure of the capital stock to be "freely transferable." The Regulations only establish a presumption in favor of the finding of free transferability, and, therefore, no assurance can be given that the DOL and the U.S. Treasury Department will not reach a contrary conclusion.

    Assuming that the Offered Securities will be "widely held," the Company believes that the Offered Securities will be publicly offered securities for purposes of the Regulations and that the assets of the Company will not be deemed to be "plan assets" of any Plan or IRA that invests in the Offered Securities.


                              PLAN OF DISTRIBUTION

    The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement.

    Underwriters may offer and sell the Offered Securities at a fixed price or prices which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of the Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Offered Securities for whom they may act as agent. Underwriters may sell the Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

    Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, the Company in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase the Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of the Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and (ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total amount of the Offered Securities less the amount thereof covered by the Contracts.

    Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.


                                 LEGAL MATTERS

    The legality of the shares of Common Stock and Preferred Stock offered hereby will be passed upon for the Company by Piper & Marbury L.L.P., Baltimore, Maryland. In addition, the description of Federal income tax consequences contained in this Prospectus under the caption entitled "Federal Income Tax Considerations" is based upon the opinion of Kramer, Levin, Naftalis & Frankel, New York, New York.

                                     EXPERTS

    The financial statements and schedule for Agree Realty Corporation and its predecessor entities included in the Form 10-K referred to and incorporated by reference in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report incorporated herein by reference, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement will be as follows:


                                                                       Total
                                                                      --------
SEC registration fee (actual).......................................  $ 37,879
NYSE Filing Fee.....................................................       *
Accounting fees and expenses........................................       *
Legal fees and expenses.............................................       *
Blue Sky fees and expenses (including legal fees)...................       *
Printing and engraving expenses.....................................       *
Miscellaneous expenses..............................................       *
                                                                      --------
  Total.............................................................  $    *
                                                                      ========

---------------------------
* To be completed by amendment.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company is a Maryland corporation. The Operating Partnership, of which the Company is the sole general partner, is a Delaware limited partnership. The Company's officers and directors are and will be indemnified under Maryland and Delaware law, the Charter of the Company and the Partnership Agreement of the Operating Partnership against certain liabilities. The Company's Charter requires it to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of the State of Maryland. The Maryland General Corporation Law permits a corporation to indemnify its directors and officers (i) against judgments, penalties, fines, settlements, and reasonable expenses actually incurred in connection with any proceeding to which they are made a party by reason of their service in those capacities, unless it is established that the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or
(b) was the result of active and deliberate dishonesty, (ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

    The Maryland General Corporation Law permits the charter of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions. The Company's Charter contains such a provision. The law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (1) it is proved that the person actually received an improper personal benefit or (2) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act was material to the cause of action adjudicated in the proceeding; and was (a) committed in bad faith or (b) the result of active and deliberate dishonesty.

    The Partnership Agreement of the Operating Partnership also provides for indemnification of the Company and its officers and directors to the same extent as in the Company's Charter, and limits the liability of the Company and its officers and directors to the Operating Partnership and its partners to the same extent the Company's Charter limits liability of officers and directors to the Company and its stockholders.

    The Company maintains liability insurance for each director and officer for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Company.

ITEM 16.  EXHIBITS.

Exhibit No.                  Description
-----------                  -----------
   1.1*       Form of Underwriting Agreement
   5.1**      Opinion of Piper & Marbury L.L.P. regarding the legality of the securities being offered hereby
   8.1*       Opinion of Kramer, Levin, Naftalis & Frankel regarding certain federal income tax matters
  12.1**      Computation of Ratio of Earnings to Combined Fixed Charges and
              Preferred Stock Dividends.
  23.1**      Consent of BDO Seidman, LLP
  23.2**      Consent of Piper & Marbury L.L.P. (contained in the opinion being filed as Exhibit 5.1 hereto)
  23.3*       Consent of Kramer, Levin, Naftalis & Frankel (contained in the opinion being filed as Exhibit 8.1 hereto)
  24.1**      Power of Attorney (included on the signature page to this
              Registration Statement)

-------------------
* To be filed by amendment or incorporated by reference prior to the offering of the securities registered hereby, if applicable.
**   Filed herewith.

ITEM 17.  UNDERTAKINGS.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 15 above, or otherwise, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Common Stock covered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, provided, however, that clauses (i) and (ii) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934;

    (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

    (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement or amendment to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Farmington Hills, State of Michigan, on February 6, 1997.

                                       AGREE REALTY CORPORATION


                                       By:   /s/   RICHARD AGREE
                                          ------------------------------------
                                       Name:  Richard Agree
                                       Title: President and Chairman of the
                                              Board of Directors

                               POWER OF ATTORNEY

    KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Richard Agree, Kenneth Howe and Edward Rosenberg his true and lawful attorney-in-fact and agent, each acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment has been signed by the following persons in the capacities and on the dates indicated.

         Signature                         Title(s)                      Date
         ---------                         --------                      ----
  /s/  RICHARD AGREE              President and Chairman of the     February 6, 1997
-----------------------------     Board (Principal Executive
       Richard Agree              Officer)

  /s/  KENNETH HOWE               Vice President - Finance and      February 6, 1997
-----------------------------     Secretary (Principal Financial
       Kenneth Howe               and Accounting Officer)

  /s/  EDWARD ROSENBERG           Director and Senior Vice          February 6, 1997
-----------------------------     President
       Edward Rosenberg

  /s/  FARRIS G. KALIL            Director                          February 6, 1997
-----------------------------
       Farris G. Kalil

  /s/  MICHAEL ROTCHFORD          Director                          February 6, 1997
-----------------------------
       Michael Rotchford

                                      II-4

  /s/  ELLIS G. WACHS             Director                          February 6, 1997
-----------------------------
       Ellis G. Wachs

  /s/  GENE SILVERMAN             Director                          February 6, 1997
-----------------------------
       Gene Silverman

                                 EXHIBIT INDEX


Exhibit No.             Description
-----------             -----------

   1.1*       Form of Underwriting Agreement
   5.1**      Opinion of Piper & Marbury L.L.P. regarding the legality of the securities being offered hereby
   8.1*       Opinion of Kramer, Levin, Naftalis & Frankel regarding certain federal income tax matters
  12.1**      Computation of Ratio of Earnings to Combined Fixed Charges and
              Preferred Stock Dividends.
  23.1**      Consent of BDO Seidman, LLP
  23.2**      Consent of Piper & Marbury L.L.P. (contained in the opinion being filed as Exhibit 5.1 hereto)
  23.3*       Consent of Kramer, Levin, Naftalis & Frankel (contained in the opinion being filed as Exhibit 8.1 hereto)
  24.1**      Power of Attorney (included on the signature page to this
              Registration Statement)

-------------------
* To be filed by amendment or incorporated by reference prior to the offering of the securities registered hereby, if applicable.
**   Filed herewith.